Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Michael Oakes Chief Financial Officer (919) 883-4171

JAMES RIVER GROUP COMPLETES $20 MILLION

TRUST PREFERRED OFFERING

Chapel Hill, NC - (June 15, 2006) - James River Group, Inc. (NASDAQ: JRVR) today announced the issuance of $20,000,000 of trust preferred securities in a private placement by James River Capital Trust III, a Delaware statutory trust that is wholly-owned by the Company and was formed for this purpose. The trust preferred securities have a maturity of 30 years, are redeemable after five years without prepayment penalty and pay variable interest at three-month LIBOR plus 3.00%. James River Group intends to use the net proceeds from the offering primarily to support the growth of its insurance subsidiaries and for other general corporate purposes. Keefe, Bruyette and Woods, Inc. and FTN Financial Capital Markets acted as placement agents for the offering.

The trust preferred securities may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, or an applicable exemption therefrom. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offer, solicitation or sale would be unlawful.

This press release may contain forward-looking statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include those described in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the fiscal year ended December 31, 2005. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

James River Group, Inc. is an insurance holding company that owns and manages specialty property/casualty insurance companies with the objective of consistently earning underwriting profits. Each of the Company's two insurance company subsidiaries is rated "A-" (Excellent) by A.M. Best Company. Founded in September 2002, the Company wrote its first policy in July 2003 and currently underwrites in two specialty areas: excess and surplus lines in 48 states and the District of Columbia; and workers' compensation, primarily for the residential construction industry in North Carolina.

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300 Meadowmont Village Circle, Suite 333 • Chapel Hill, North Carolina 27517 • 919.883.4171 • Fax 919.883.4177

www.james-river-group.com